As filed with the U.S. Securities and Exchange Commission on July 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CS Disco, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	46-4254444
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

3700 N. Capital of Texas Hwy.

Suite 150

Austin, Texas 78746

(833) 653-4726

(Address of principal executive offices) (Zip code)

CS Disco, Inc. Long Term Incentive Plan

CS Disco, Inc. 2021 Equity Incentive Plan

CS Disco, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Kiwi Camara

Chief Executive Officer

CS Disco, Inc.

3700 N. Capital of Texas Hwy.

Suite 150

Austin, Texas 78746

(833) 653-4726

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Nicole Brookshire Jodie Bourdet Nicolas H.R. Dumont Trey Reilly Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000	Michael Lafair Chief Financial Officer CS Disco, Inc. 3700 N. Capital of Texas Hwy. Suite 150 Austin, Texas 78746 (833) 653-4726

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.005 per share
– 2021 Equity Incentive Plan	5,474,647(2)(3)	$32.00(7)	$175,188,704	$19,113
– 2021 Employee Stock Purchase Plan	1,100,000(4)(5)	$27.20(8)	$29,920,000	$3,265
– 2013 Long Term Incentive Plan	3,172,775(6)	$6.50(9)	$20,623,038	$2,250
Total	9,747,422		$225,731,742	$24,628

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock.

(2)

Represents shares of common stock reserved for future issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”). To the extent that any stock awards or stock options outstanding under our Long Term Incentive Plan (the “2013 Plan”) (i) expire or otherwise terminate without all of the shares covered by such stock award or stock option having been issued, (ii) are not issued because such stock award is settled in cash, (iii) are forfeited back to or repurchased by the Registrant, (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price or (v) are withheld or reacquired to satisfy a tax withholding obligation, the shares of common stock reserved for issuance pursuant to such stock options will become available for issuance as shares of common stock under the 2021 Plan. See footnote 6 below.

(3)

The number of shares of common stock reserved for issuance under the 2021 Plan will automatically increase on January 1st each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of common stock.

(4)	Represents shares of common stock reserved for future issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
(5)

The number of shares of common stock reserved for issuance under the 2021 ESPP will automatically increase on January 1st each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (a) 1% of the total number of shares of the Registrant’s common stock and common stock outstanding on December 31 of the preceding calendar year, and (b) 1,600,000 shares of the Registrant’s common stock; provided, however, that the Registrant’s board of directors may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of common stock.

(6)

Represents shares of common stock issuable upon the exercise of options outstanding under the 2013 Plan as of the date of this Registration Statement. To the extent that any such stock options expire or are terminated prior to exercise, the shares of common stock reserved for issuance pursuant to such stock options will become available for issuance as shares of common stock under the 2021 Plan. See footnote 2 above.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $32.00 per share of common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-257435) declared effective on July 20, 2021.

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $32.00 per share of common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-257435) declared effective on July 20, 2021, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $6.50, which is the weighted-average exercise price for options outstanding under the 2013 Plan.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by CS Disco, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 19, 2021 (File No. 333-257435), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b) The Registrant’s Prospectus to be filed on or about July 21, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-257435).

(c) The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on July 16, 2021 (File No. 001-40624) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(d) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

See the description of the Registrant’s common stock contained in the Registration Statement on Form S-1 (File No. 333-257435).

ITEM 5.	INTERESTS OF NAMES EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect upon the closing of the initial public offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s amended and restated bylaws that will be in effect upon the closing of the initial public offering provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the

Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Seventh Amended and Restated Certificate of Incorporation of Registrant, as currently in effect.	S-1/A	333-257435	3.1	July 12, 2021

4.2	Form of Amended and Restated Certificate of Incorporation of Registrant, to be effective following the closing of this offering.	S-1	333-257435	3.2	June 25, 2021

4.3	Amended and Restated Bylaws of Registrant, as currently in effect.	S-1	333-257435	3.3	June 25, 2021

4.4	Form of Amended and Restated Bylaws of Registrant, to be effective following the closing of this offering.	S-1	333-257435	3.4	June 25, 2021

4.5	Form of Common Stock Certificate.	S-1/A	333-257435	4.1	July 12, 2021

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Long Term Incentive Plan, as amended, and forms of agreements thereunder.	S-1/A	333-257435	10.2	July 12, 2021

99.2	2021 Equity Incentive Plan and forms of agreements thereunder.	S-1/A	333-257435	10.3	July 12, 2021

99.3	2021 Employee Stock Purchase Plan.	S-1/A	333-257435	10.4	July 12, 2021

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 21st day of July, 2021.

CS DISCO, INC.

By:	/s/ Kiwi Camara
Name:	Kiwi Camara
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kiwi Camara and Michael Lafair, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kiwi Camara	Chief Executive Officer, Co-Founder and Director	July 21, 2021
Kiwi Camara	(Principal Executive Officer)

/s/ Michael Lafair	Chief Financial Officer	July 21, 2021
Michael Lafair	(Principal Financial and Accounting Officer)

/s/ Krishna Srinivasan	Chair of the Board of Directors and Director	July 21, 2021
Krishna Srinivasan

/s/ Tyson Baber	Director	July 21, 2021
Tyson Baber

/s/ Susan L. Blount	Director	July 21, 2021
Susan L. Blount

/s/ Colette Pierce Burnette	Director	July 21, 2021
Colette Pierce Burnette

/s/ Aaron Clark	Director	July 21, 2021
Aaron Clark

/s/ Robert P. Goodman	Director	July 21, 2021
Robert P. Goodman

/s/ Scott Hill	Director	July 21, 2021
Scott Hill

/s/ James Offerdahl	Director	July 21, 2021
James Offerdahl